Exhibit (a)
VENERABLE VARIABLE INSURANCE TRUST
CODE OF ETHICS
FOR
SENIOR MUTUAL FUND OFFICERS
This Code of Ethics (“Code”) applies to the Chief Executive Officer and the Chief Financial Officer and Treasurer (each, a “Senior Mutual Fund Officer”) of Venerable Variable Insurance Trust (“VVIT”) and, pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, is designed to promote:
(a)
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(b)
full, fair, accurate, timely and understandable disclosure in reports and documents that VVIT files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by VVIT;
(c) compliance with applicable laws and governmental rules and regulations;
(d) the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and
(e) accountability for adherence to the Code.
For purposes of this Code, references to VVIT’s Chief Compliance Officer shall be deemed to include a delegate or designee selected by the Chief Compliance Officer for a particular matter; provided, that any such delegate or designee must have the requisite knowledge, position with VVIT or other entity, and experience to carry out the associated responsibilities.
This Code is in addition to, and separate from, the Trust’s Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) to which the Senior Mutual Fund Officers are also subject.
I.          SENIOR MUTUAL FUND OFFICERS SHOULD ACT HONESTLY AND CANDIDLY
Each Senior Mutual Fund Officer owes a duty to VVIT to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.
Each Senior Mutual Fund Officer must:
(a)
act with integrity including being honest and candid while still maintaining the confidentiality of information where required by law or by VVIT’s policies;
(b)
observe both the form and spirit of laws and governmental rules and regulations, accounting standards, and VVIT’s policies and procedures;
(c) adhere to a high standard of business ethics; and
(d) place the interests of VVIT before the Senior Mutual Fund Officer’s own personal interests.
All activities of Senior Mutual Fund Officers should be guided by and should adhere to these fiduciary standards.
II.        SENIOR MUTUAL FUND OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST
Guiding Principles.
A “conflict of interest” occurs when a Senior Mutual Fund Officer’s private interest interferes with the interests of his or her service to VVIT. A conflict of interest can arise when a Senior Mutual Fund Officer takes actions or has interests that may make it difficult to perform his or her work for VVIT objectively and effectively. For example, a conflict of interest would arise if a Senior Mutual Fund Officer, or a member or his family, receives improper personal benefits as a result of his or her position with VVIT. In addition, Senior Mutual Fund Officers should be sensitive to situations that create apparent, if not actual, conflicts of interest. Service to VVIT should never be subordinated to personal gain and advantage.
Certain conflicts of interest arise out of the relationships between Senior Mutual Fund Officers and VVIT that already are subject to conflict of interest provisions in the 1940 Act and the s Act of 1940. For example, Senior Mutual Fund Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with VVIT because of their status as “affiliated persons” of VVIT. Accordingly, the existing statutory and regulatory prohibitions on individual behavior will be deemed to be incorporated into the Code and, therefore, any such violation will also be deemed a violation of the Code. Senior Mutual Fund Officers must in all cases comply with applicable statutes and regulations.
As to conflicts arising from, or as a result of, the contractual relationship between VVIT and its investment advisers Venerable Investment Advisers, LLC (“VIA”) and Russell Investment Management, LLC (“RIM”) of which the Senior Mutual Fund Officers are also officers or employees, it is recognized by VVIT’s Board of Trustees (the “Board”) that, subject to an adviser’s fiduciary duties to VVIT, the Senior Mutual Fund Officers will, in the normal course of their duties (whether formally for VVIT or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and VVIT. The Board recognizes that the participation of the Senior Mutual Fund Officers in such activities is inherent in the contractual relationship between VVIT and the advisers and is consistent with the Board’s expectation of the performance by the Senior Mutual Fund Officers of their duties as officers of VVIT. In addition, it is recognized by the Board that the Senior Mutual Fund Officers may also be officers or employees of other investment companies advised by the same adviser and the codes of ethics of those investment companies will apply to the Senior Mutual Fund Officers acting in those distinct capacities.
Each Senior Mutual Fund Officer must:
(a) avoid conflicts of interest wherever possible;
(b) handle any actual or apparent conflict of interest ethically;
(c) not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by VVIT whereby the Senior Mutual Fund Officer would benefit personally to the detriment of VVIT;
(d) not cause VVIT to take action, or fail to take action, for the personal benefit of the Senior Mutual Fund Officer rather than for the benefit of VVIT;
(e) not use material non-public knowledge of portfolio transactions made or contemplated for VVIT to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;
(f) discuss with VVIT’s Chief Compliance Officer any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest; and
(g) report at least annually any affiliations or other relationships related to conflicts of interest as requested from time to time in VVIT’s trustee & officer questionnaire.
The Senior Mutual Fund Officers should follow the precepts and requirements of VIA’s or RIM’s code of ethics, as applicable, including the policies regarding personal securities accounts, outside business affiliations, gifts and entertainment, and conflicts of interest contained therein.
III.      DISCLOSURE
Each Senior Mutual Fund Officer is required to be familiar with, and comply with, the Sarbanes-Oxley Policy of VVIT’s sub-administrator and any corresponding disclosure controls and procedures so that VVIT’s reports and documents filed with the SEC and other public communications comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Senior Mutual Fund Officer having direct or supervisory authority regarding these SEC filings or VVIT’s other public communications should, to the extent appropriate within his or her area of responsibility, consult with other VVIT officers and VVIT’s investment advisers, and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
Each Senior Mutual Fund Officer must:
(a) familiarize himself or herself with the disclosure requirements generally applicable to VVIT; and
(b) not knowingly misrepresent, or cause others to misrepresent, facts about VVIT to others, whether within or outside VVIT, including to VVIT’s independent trustees, independent auditors, or governmental regulators and self-regulatory organizations.
IV.       COMPLIANCE
It is VVIT’s policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Senior Mutual Fund Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions and accounting and auditing matters.
I.

REPORTING AND ACCOUNTABILITY
Each Senior Mutual Fund Officer must:
(a) upon receipt of this Code, and annually thereafter, acknowledge that he or she has read the Code, understands its provisions and agrees to abide by its requirements as set forth elsewhere in this Code;
(b)
not retaliate against any officer or employee of VVIT or their affiliated persons for reports of potential violations that are made in good faith; and
(c) notify VVIT’s Chief Compliance Officer promptly if he or she becomes aware of any existing or potential violation of the Code. Failure to do so is itself a violation of the Code.
Except as described otherwise below, VVIT’s Chief Compliance Officer is responsible for applying the Code to specific situations in which questions are presented to him or her and has the authority to initially interpret the Code in any particular situation. VVIT’s Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations.
VVIT’s Chief Compliance Officer is authorized to consult, as appropriate, with VVIT’s counsel, counsel to VVIT’s independent trustees, or the chair of the Audit Committee (the “Committee”), and is encouraged to do so.
The Committee is responsible for granting waivers, granting approvals, final interpretations and determining sanctions, as appropriate.1
II.

INVESTIGATIONS AND ENFORCEMENTS
VVIT will follow these procedures in investigating and enforcing the Code:
(a) VVIT’s Chief Compliance Officer will take all action he or she deems appropriate to investigate any potential violations reported to him or her;
(b) if, after such investigation, VVIT’s Chief Compliance Officer believes that no violation has occurred, the VVIT’s Chief Compliance Officer is not required to take any further action;
(c) any matter that the VVIT’s Chief Compliance Officer believes is a violation will be reported to the Committee or to the Board;
(d) if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include (i) review of, and appropriate modifications to, applicable policies and procedures, (ii) notification to appropriate personnel of the adviser or its board, or (iii) a recommendation to dismiss the Senior Mutual Fund Officer;
(e) the Committee will be responsible for granting waivers, as appropriate; and
(f) any changes to or waivers of the Code will, to the extent required, be disclosed as provided by SEC rules.
III.

AMENDMENTS
The Code may not be amended except in a written document that is specifically approved by a majority vote of VVIT’s Board, including a majority of independent trustees.
IV.

CONFIDENTIALITY
All reports and records prepared or maintained pursuant to the Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than VVIT’s Chief Compliance Officer, the members of the Board and their counsel, and VVIT, VIA, RIM, VVIT’s principal underwriter, and their legal counsel. The obligation to preserve confidential information continues after employment as a Senior Mutual Fund Officer ends.
V.

INTERNAL USE
The Code is intended solely for the internal use by VVIT and does not constitute an admission, by or on behalf of any Mutual Fund, as to any fact, circumstance, or legal conclusion.

Footnotes
1
Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer , as defined in Rule 3b-7 under the Exchange Act (17 CFR 240 3b-7) of the registrant.”

Dated:  July 11, 2024